Exhibit No. 10.3

Summary of Outside Director Compensation

      Each outside director of Centex Corporation will receive the following compensation for his or her services as a director:

      • The compensation package consists of annual compensation having a value of $300,000. No separate meeting fees will be payable for attending board and committee meetings.

      One-third of the annual compensation amount will be paid in the form of cash, payable in monthly installments.

      One-third of the annual compensation amount will be paid in the form of restricted stock, to be issued at the beginning of the Board year commencing immediately after the annual meeting of stockholders. Restricted stock awards will vest immediately but will be subject to certain restrictions set forth in the Plan and the award agreement. Generally, the restrictions will lapse three years after the anniversary of the date of grant. The restrictions will terminate immediately upon the director’s retirement, death or disability or upon a change in control. These restricted stock awards to directors will be made under the Corporation’s stockholder-approved Amended and Restated Centex Corporation 2003 Equity Incentive Plan and the terms of restricted stock award agreements.

      One-third of this annual compensation amount will be paid in the form of stock options, to be granted at the meeting of the Compensation and Management Development Committee of the Board of Directors held in the May after the fiscal year for which the options are granted. The number of shares of common stock subject to these awards will be determined based on the Black-Scholes valuation methodology as of the date of grant. Options granted to directors will vest upon grant. These stock option awards to directors will be made under and pursuant to the Corporation’s stockholder-approved Amended and Restated Centex Corporation 2001 Stock Plan and the terms of stock option award agreements.

      Directors joining the Board during a Board year or fiscal year, as the case may be, will receive a pro-rata portion of the compensation based upon the effective date of their election to the Board.

      • The chairperson of the Audit Committee will receive additional compensation of $25,000, payable in monthly installments. The chairperson of each of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee will receive additional compensation of $15,000, payable in monthly installments.

      • The lead director will receive additional compensation of $25,000, payable in monthly installments.

      • Directors will be entitled to other compensation pursuant to existing plans in which they are eligible to participate, including group medical insurance.